AMENDMENT NO. 1
Dated as of June 1, 2003
to
POOLING AND SERVICING AGREEMENT
Dated as of January 1, 2003
among
CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., Depositor,
DLJ MORTGAGE CAPITAL, INC.,
Seller,
FAIRBANKS CAPITAL CORP.,
Servicer
THE MURRAYHILL COMPANY,
Credit Risk Manager
and
U.S. BANK NATIONAL ASSOCIATION,
Trustee
Acknowledged and Agreed to by:
WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION Back-Up Servicer
Home Equity Asset Trust 2003-1
HOME EQUITY PASS-THROUGH CERTIFICATES, SERIES 2003-1

THIS AMENDMENT NO. 1, dated as of June 1, 2003 (the "Amendment"), to the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), dated as of January 1, 2003, among CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., a Delaware corporation, as depositor (the "Depositor"), DLJ MORTGAGE CAPITAL, INC., a Delaware corporation, as seller (in such capacity, the "Seller"), FAIRBANKS CAPITAL CORP., a Utah corporation, as servicer (in such capacity, the "Servicer"), THE MURRAYHILL COMPANY, a Colorado corporation, as credit risk manager (the "Credit Risk Manager"), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the "Trustee"), acknowledged and agreed to by WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION, a national banking association, as back-up servicer (the "Back-Up Servicer"). W I T N E S S E T H
WHEREAS, the Seller, Servicer, the Depositor, the Credit Risk Manager and the Trustee entered into the Pooling and Servicing Agreement; WHEREAS, the parties to the Pooling and Servicing Agreement desire to retain the Back-Up Servicer and to specify the responsibilities of the Back-Up Servicer; WHEREAS, Section 10.01(a)(vi) of the Pooling and Servicing Agreement permits amendments to the Pooling and Servicing Agreement to modify, alter, amend, add to or rescind any of the terms or provisions contained in the Pooling and Servicing Agreement, provided that the Rating Agencies confirm that the Amendment will not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates; WHEREAS, the Depositor has received a letter from each Rating Agency, copies of which are attached hereto as Exhibit A, stating that the Amendment will not result in a downgrading or withdrawal of the respective ratings then assigned to the Certificates;

NOW, THEREFORE, the parties hereto hereby agree as follows:
Section 1. Defined Terms.

For purposes of this Amendment, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

Section 2. Amendments to Article I.
1. The following definitions are added to Article I of the Pooling and Servicing Agreement:

Back-Up Servicer Fee: As to each Fairbanks Mortgage Loan and any Distribution Date after the Effective Date, an amount equal to one month's interest at the Back-Up Servicing Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month of such Distribution Date (prior to giving effect to any Scheduled Payments due on such Mortgage Loan on such Due Date). Back-Up Servicing Fee Rate: With respect to any Fairbanks Mortgage Loan and any Distribution Date (i) prior to the resignation or termination of the Back-Up Servicer pursuant to Section 11.03, 0.0300% per annum and (ii) on and after any such resignation or termination, zero. Commencement of Foreclosure: The first official action required under applicable law to commence foreclosure proceedings or to schedule a trustee's sale under a deed of trust, including: (i) in the case of a mortgage, any filing or service of process necessary to commence an action to foreclose; or (ii) in the case of a deed of trust, the posting, publishing, filing or delivery of a notice of sale. Defaulted Mortgage Loan: Any Mortgage Loan: (i) that is sixty (60) days or more delinquent; (ii) as to which there has been Commencement of Foreclosure; (iii) as to which there has been forbearance in exercise of remedies upon default; (iv) which is in a repayment plan; (v) as to which any obligor is the subject of bankruptcy or receivership or an arrangement for the benefit of creditors; or (vi) the related Mortgaged Property of which is REO Property. Delay of Foreclosure: The postponement for more than three (3) Business Days of the scheduled sale of Mortgaged Property to obtain satisfaction of a Mortgage Loan. Effective Date: June 1, 2003.
Fairbanks: Fairbanks Capital Corp., a Utah corporation, acting in its capacity as Servicer for the Fairbanks Mortgage Loans hereunder. Fairbanks Mortgage Loan: Any Mortgage Loan for which Fairbanks is the Servicer. Schedule: The pricing schedule for the servicing rights relating to the Fairbanks Mortgage Loans, such schedule to set forth the price to be paid for such servicing rights at any time during the nine month period after the Effective Date and the methodology for determining the price for such servicing rights based on the middle value of three estimates at any time thereafter.

  The following definition set forth in Article I of the Pooling and Servicing Agreement is hereby amended and restated: Servicing Fee Rate: With respect to any Mortgage Loan, 0.50% per annum less the Back-Up Servicer Fee Rate, if any. Section 3. Amendments to Article III.

1. Section 3.09(b)(i) is hereby amended and restated as follows:

  to pay (a) to itself any investment income from the balance in the Certificate Account prior to distributions to Certificateholders and (b) on each Distribution Date, to the Back-Up Servicer any accrued and unpaid Back-Up Servicer Fee; Section 4. Amendments to Article VII.

1. The following Event of Default is inserted as Section 7.01(iv):

  (a) any reduction or withdrawal of the Ratings of any Class of Certificates attributable solely to Fairbanks or the servicing of the Fairbanks Mortgage Loans by Fairbanks or (b) any placement by a Rating Agency of any Class of Certificates on credit watch with negative implications attributable solely to Fairbanks or the servicing of the Fairbanks Mortgage Loans by Fairbanks; or

2. The following Event of Default is inserted as Section 7.01(x):

  the Back-Up Servicer shall have delivered a written report to the Trustee and the Depositor concluding that Fairbanks is not servicing the Fairbanks Mortgage Loans in accordance with Accepted Servicing Practices; or

3. The following Event of Default is inserted as Section 7.01(xi) and shall apply to Fairbanks only as of the effective date of this Amendment:

  after the Effective Date, any reduction or withdrawal of the ratings of Fairbanks as a servicer of subprime mortgage loans by one or more of the Rating Agencies that maintains a servicer rating system and a Rating on the Certificates to "below average" or below, except for any downgrade by Fitch to "below average" or below within nine months of the date of this Amendment, it being understood that the existence of any such rating as of the Effective Date shall not constitute an Event of Default hereunder; or

4. The following Event of Default is inserted as Section 7.01(xii):

  any failure by the Servicer to (a) remit payment of a Prepayment Premium to the Collection Account or (b) remit funds in the amount equal to a Prepayment Premium which the Servicer has failed to collect, in each case as required pursuant to this Agreement, which failure continues unremedied for a period of one Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Servicer by the Trustee or the Depositor.

5. The second, third and fourth paragraphs of Section 7.01 are hereby amended and restated as follows:

The Trustee shall deliver the written notice to the Servicer of the Event of Default set forth in clause (i) above on any Servicer Remittance Date on which the Servicer fails to make any deposit or payment required pursuant to this Agreement (including but not limited to Advances to the extent required under Section 4.01). Upon termination of the Servicer pursuant to an Event of Default under clause (i) above and assumption of the duties of Servicer by the Trustee, the Back-Up Servicer or other successor servicer appointed pursuant to this Section 7.01 and Section 7.02, such successor servicer shall make any related deposit or payment required pursuant to this Agreement (including but not limited to Advances to the extent required herein) no later than the Distribution Date related to such Servicer Remittance Date. In the event that the Servicer cures any Event of Default under clause (i) above by late deposit or payment of any amount required pursuant to this Agreement and the Trustee, Back-Up Servicer or other successor servicer shall have previously made any or all of such deposit or payment on behalf of the Servicer or in its capacity as successor to such Servicer, the Servicer shall be obligated to reimburse the Trustee, Back-Up Servicer or other successor servicer for the amount of any such deposit or payment plus interest on such amount from the date of deposit or payment by the Trustee, Back-Up Servicer or other successor servicer through the date of reimbursement by the Servicer calculated at a rate equal the prime rate as then published in The Wall Street Journal plus 2.0% per annum. Other than an Event of Default resulting from a failure of the Servicer to make any required Advance, or an Event of Default set forth in clause (v) above, if an Event of Default shall occur and a Responsible Officer of the Trustee has knowledge thereof, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee, or, solely with respect to an Event of Default set forth in clauses (iv), (x), (xi) or (xii) above, the Depositor, after consulting the Trustee, may, or at the direction of the Holders of Certificates evidencing not less than 51% of the Voting Rights evidenced by the Certificates, the Trustee shall by notice in writing to the Servicer (with a copy to each Rating Agency), terminate all of the rights and obligations of the Servicer under this Agreement and in and to the related Mortgage Loans and the proceeds thereof (other than its rights as a Certificateholder hereunder). With respect to any Event of Default set forth in clauses (iv), (x), (xi), or (xii) above, upon any termination of the Servicer pursuant to this paragraph, DLJMC, in accordance with Section 6.04(b) irrespective of ownership of the related servicing rights, shall appoint the Back-Up Servicer or another successor servicer to become successor servicer; provided that, all obligations and duties of Back-Up Servicer hereunder shall immediately terminate upon appointment of another successor servicer. Any such servicing transfer as a result of any such Event of Default set forth in clauses (iv), (x), (xi) or (xii) shall be accomplished within 60 days from the date the Servicer receives notice of termination (during which time Fairbanks shall continue to be obligated to perform the duties of, and be entitled to the rights and protections provided to, a servicer under this Agreement). In the event Fairbanks is terminated as a result of an Event of Default set forth in clauses (iv), (x), (xi) or (xii) and, at the time of termination, is the owner of the servicing rights for all or a portion of the Fairbanks Mortgage Loans, DLJMC shall purchase those rights at a price determined in accordance with the Schedule. In the event Fairbanks is terminated as a result of an Event of Default set forth in clauses (iv)(b) or (x), the Seller shall reimburse Fairbanks for all unreimbursed Advances and Servicing Advances made by Fairbanks on the date the servicing is transferred to the successor servicer hereunder and the Seller shall be entitled to reimbursement by the successor servicer of any such amounts as and to the extent such amounts are received by the successor servicer under the terms of this Agreement. If an Event of Default results from the failure of the Servicer to make a required Advance or an Event of Default set forth in clause (v) occurs, the Trustee shall, by notice in writing to the Servicer, Back-Up Servicer and the Depositor (with a copy to each Rating Agency), terminate all of the rights and obligations of the Servicer under this Agreement and in and to the related Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder. Upon receipt by the Servicer of such written notice of termination, all authority and power of the Servicer under this Agreement, whether with respect to the related Mortgage Loans or otherwise, shall pass to and be vested in (i) the Trustee or its nominee, or, (ii) if Fairbanks is the terminated Servicer, the Back-Up Servicer or its affiliate, or other successor servicer appointed by DLJMC, if DLJMC is the owner of the servicing rights for the related Mortgage Loans or in the case of an Event of Default under clauses (iv), (x), (xi) or (xii) above, in each case subject to Section 7.02; provided, however, that in the case of the assumption of duties as successor servicer by the Back-Up Servicer, the Back-Up Servicer shall not be required to assume such duties as successor servicer until the completion of the transition of servicing from Fairbanks, which transition shall be completed within 60 days of Fairbanks's termination as Servicer during which time Fairbanks shall continue to be obligated to perform the duties of, and be entitled to the rights and protections provided to a servicer under this Agreement. Upon written request from the Trustee, Back-Up Servicer or DLJMC, as applicable, the Servicer shall prepare, execute and deliver to the successor entity designated by the Trustee, the Back-Up Servicer or DLJMC, as applicable, any and all documents and other instruments, place in such successor's possession all related Mortgage Files, and do or cause to be done all other reasonable and customary acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the related Mortgage Loans and related documents, at the Servicer's sole expense or at the expense of DLJMC if the Servicer fails to cover such expenses. In addition, DLJMC, to the extent not reimbursed by the Servicer, shall reimburse the Back-Up Servicer for all of the Back-Up Servicer's reasonable and customary costs and expenses associated with (i) any due diligence, audit or review of the Servicer's servicing operations pursuant to Section 11.01(c) other than the initial due diligence audit and/or review or (ii) any termination of the Servicer, appointment of a successor servicer or the transfer or assumption of servicing upon termination of the Servicer, including but not limited to all costs and expenses (including legal expenses) associated with an evaluation of the potential termination of the Servicer, all costs and expenses associated with the complete transfer of servicing, including the transfer of all servicing files and all servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor servicer to service the Mortgage Loans in accordance with the Agreement; provided, however that in no event shall DLJMC be required to cover any expenses of the Back-Up Servicer incurred in connection with the transfer of servicing to the Back-Up Servicer upon termination of the Servicer in excess of $300,000 in any calendar year, provided that any amounts not reimbursed to the Back-Up Servicer in any calendar year due to application of the $300,000 annual limit shall be reimbursed in subsequent calendar years, subject to the same annual limit. The Servicer shall cooperate with the Trustee and such successor in effecting the termination of the Servicer's responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Servicer to a related Collection Account or Escrow Account or thereafter received with respect to the related Mortgage Loans. The Trustee, Back-Up Servicer or other successor servicer, as applicable, shall thereupon make any Advance to the extent required pursuant to Section 4.01 and subject to the Trustee, Back-Up Servicer or such other successor's determination that such Advance would not constitute a Nonrecoverable Advance or unless prohibited by applicable law. The Trustee, Back-Up Servicer or other successor servicer, as applicable, is hereby authorized and empowered to execute and deliver, on behalf of the Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the related Mortgage Loans and related documents, or otherwise.

  Section 7.02 is hereby amended and restated as follows: Section 7.02 Trustee to Act; Appointment of Successor. On and after the time the Servicer receives a notice of termination pursuant to Section 7.01 of this Agreement, the Trustee or, if Fairbanks is the terminated Servicer, the Back-Up Servicer, or a successor servicer appointed pursuant to Section 7.01, shall, subject to and to the extent provided herein, either be the successor to the Servicer, but only in its capacity as servicer under this Agreement, and not in any other, and the transactions set forth herein or shall appoint a successor servicer, in either event such successor servicer shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof and applicable law including the obligation to make Advances pursuant to Section 4.01. As compensation therefor, the successor servicer shall be entitled to all funds relating to the related Mortgage Loans that the terminated Servicer would have been entitled to charge to a Collection Account, provided that the terminated Servicer shall nonetheless be entitled to payment or reimbursement as provided in Section 3.09(a) to the extent that such payment or reimbursement relates to the period prior to the completion of the transfer of servicing to a successor servicer. Notwithstanding the foregoing, if the Trustee or the Back-Up Servicer has become the successor to the Servicer in accordance with Section 7.01, the Trustee or Back-Up Servicer may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Advances pursuant to 4.01 hereof, or if it is otherwise unable to so act, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency, as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder. Any successor to the Servicer shall be an institution which is a FNMA or FHLMC approved seller/servicer in good standing, which has a net worth of at least $10,000,000, which is willing to service the related Mortgage Loans and which executes and delivers to the Depositor and the Trustee an agreement accepting such delegation and assignment, containing an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer (other than liabilities of the Servicer under Section 6.03 hereof incurred prior to termination of the Servicer under Section 7.01 hereunder), with like effect as if originally named as a party to this Agreement; provided that each Rating Agency acknowledges that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced as a result of such assignment and delegation. Any successor servicer appointed by DLJMC shall be rated as a servicer of subprime mortgage loans as "average" (or its equivalent) or better by each Rating Agency that maintains a servicer rating system. Pending appointment of a successor to the Servicer hereunder, the Trustee, the Back-Up Servicer or other successor servicer, unless such entity is prohibited by law from so acting, shall, subject to the limitations described herein, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on the related Mortgage Loans as it and such successor shall agree; provided, however, that no such compensation shall be in excess of the sum of the Servicing Fee and the Back-Up Servicer Fee. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee, the Back-Up Servicer nor any other successor servicer shall be deemed to be in default by reason of any failure to make, or any delay in making, any distribution hereunder or any portio n thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the terminated Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it. Any successor to the Servicer shall give notice to the Mortgagors of such change of servicer and shall, during the term of its service as Servicer, maintain in force the policy or policies of the type that the Servicer is required to maintain pursuant to this Agreement. Section 5. Amendments to Article X.

    The first clause of the first sentence of the first paragraph of Section 10.05 is hereby amended and restated as follows: The Trustee shall use its best efforts to promptly provide notice to each Rating Agency and the Back-Up Servicer with respect to each of the following of which it has actual knowledge:
    The first clause of the first sentence of the second paragraph of Section 10.05 is hereby amended and restated as follows: In addition, the Trustee shall promptly furnish to each Rating Agency and the Back-Up Servicer copies of the following:
    The word "and" preceding clause (e) of the third paragraph of Section 10.05 is stricken and the following clause shall be inserted following such clause (e): , and (f) in the case of the Back-Up Servicer, Wells Fargo Bank Minnesota, National Association, 9062 Old Annapolis Road, MAC-N2702-011, Columbia, Maryland 21045-1951, Attention: Back-Up Servicing HEAT 2003-1.

Section 6. Addition of Article XI

  The following Article XI is added to the Pooling and Servicing Agreement: Section 11.01 Reports and Notices
  The Servicer shall provide the Back-Up Servicer the following notices and reports in a timely manner and such notices and reports shall be prepared using the same methodology and calculations used in its standard servicing reports to the Trustee. The Servicer shall send all such notices and reports to the Back-Up Servicer in an electronic format in which such data is sent to the Trustee. The Servicer agrees to provide the Back-Up Servicer with read-only access to those portions of its default management and servicing platform that relate to the Fairbanks Mortgage Loans.
  All Fairbanks Mortgage Loans - Within two Business Days following a Determination Date, commencing in June 2003, the Servicer shall provide the Back-Up Servicer a report of each Fairbanks Mortgage Loan indicating the information contained in Exhibit P for the Collection Period relating to such month.
  Liquidated Fairbanks Mortgage Loans - Within two Business Days following a Determination Date, commencing in June 2003, the Servicer shall provide the Back-Up Servicer with a report listing each Fairbanks Mortgage Loan that has liquidated or been satisfied in full indicating the information contained in Exhibit P for the Collection Period relating to such month. With respect to each Fairbanks Mortgage Loan liquidated through foreclosure, REO liquidation or other procedure that results in a Realized Loss, the Servicer shall provide the Back-Up Servicer with a report in the form of Exhibit X hereto and all applicable documentation supporting the data on Exhibit X.
  Primary Mortgage Insurance Claims - Where applicable, the Servicer shall provide the Back-Up Servicer with copies of all claims filed under any Primary Insurance Policy and the actual amount paid on each claim filed under any Primary Insurance Policy in respect of a Fairbanks Mortgage Loan. The Servicer shall provide the Back-Up Servicer with copies of claims filed under any Primary Insurance Policy simultaneously with their filing with the mortgage insurance company.
  The Servicer shall make its servicing personnel available during normal business hours to respond, either orally or in writing by facsimile transmission, express mail, or electronic mail, to reasonable inquiries transmitted by the Back-Up Servicer with respect to any Fairbanks Mortgage Loan provided that the Servicer shall only be required to provide information that is readily accessible and available to its servicing personnel. The Servicer shall also provide the Back-Up Servicer with notice of any appointment of a Subservicer pursuant to Section 3.02 hereof.
  Upon reasonable notice and during normal business hours, the Servicer shall provide the Back-Up Servicer and its employees and agents full access to the Servicer's servicing personnel, program, systems and records, each as related to the Fairbanks Mortgage Loans, to facilitate the Back-Up Servicer's performance of such due diligence, auditing and reviews of the Servicer's servicing operations relating to the Fairbanks Mortgage Loans and the Servicer's performance of its obligations as Servicer of the Fairbanks Mortgage Loans, as the Back-Up Servicer may reasonably require to perform its obligations hereunder. The Back-Up Servicer will perform an initial on-site due diligence review of the Servicer as related to the Fairbanks Mortgage Loans within a reasonable time following the commencement of the Back-Up Servicer's duties hereunder. The Back-Up Servicer shall conduct all such reviews in a manner that does not unreasonably interfere with the normal operations of Fairbanks or its customer or employee relations. Section 11.02. Back-Up Servicer's Oversight Obligations With Respect to the Fairbanks Mortgage Loans. (a) The Back-Up Servicer shall be permitted to provide the Servicer with advice, reports and recommendations regarding the Servicer's collection efforts and the management of specific Fairbanks Mortgage Loans, which advice may be made in writing, in the form of electronic mail or verbally. Such advice shall be based on an evaluation of the information provided pursuant to Section 11.01(a) or as a result of any on-site review of the Servicer's operations. The advice may include comparable analysis of the performance of the Fairbanks Mortgage Loans with similar mortgage loans serviced by other mortgage loan servicers. Such advice may also take the form of benchmark comparisons that identify and interpret the Servicer's strengths and weaknesses relative to similar, unidentified servicers in the industry.
  Each party to the Pooling and Servicing Agreement acknowledges that the Back-Up Servicer's advice is made in the form of recommendations, and that the Back-Up Servicer does not have the right to direct the Servicer in performing its duties under this Pooling and Servicing Agreement. The Servicer may, after review and analysis of any recommendation of the Back-Up Servicer accept or reject such advice, in the Servicer's sole discretion, subject to the duties and obligations of the Servicer set forth in this Pooling and Servicing Agreement. Section 11.03. Termination. The rights and obligations of the Back-Up Servicer under the Pooling and Servicing Agreement shall terminate upon (i) the appointment of a successor servicer to Fairbanks hereunder for all the Fairbanks Mortgage Loans or (ii) the receipt by Fairbanks of a rating of "average" (or its equivalent) or better as a servicer of subprime mortgage loans by each Rating Agency that maintains a servicer rating system and a Rating on the Certificates. Section 11.04. Limitation of Liability and Indemnification. Neither the Back-Up Servicer, nor any of its directors, officers, employees, or agents shall be under any liability for any action taken or for refraining from the taking of any action in good faith pursuant to this Pooling and Servicing Agreement or for errors in judgment and the Seller hereby indemnifies and hold harmless the Back-Up Servicer and each of its directors, officers, employees and agents, from and against any and all losses, liabilities, claims, charges, damages, fines, penalties, judgments, actions, suits, costs and expenses of any kind or nature whatsoever (including reasonable attorneys' fees and expenses and reasonable fees and expenses of experts) imposed on, incurred by, or asserted against the Back-Up Servicer or any of its directors, officers, employees, agents, or any or their respective successors or assigns, in any way relating to or arising out of this Agreement or any of the transactions contemplated herein; provided, however, that this provision shall not protect the Back-Up Servicer or any such other Person against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of disregard of obligations and duties hereunder. The Back-Up Servicer and any director, officer, employee, or agent thereof shall be entitled to rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Seller's obligation to indemnify the Back-Up Servicer hereunder shall be limited to a cap of $100,000 for each calendar year for any loss, liability, claims, charges, damages, fines, penalties, judgments, actions, suits, costs and such other expenses incurred by the Back-Up Servicer during such calendar year; provided that any amounts not paid to Back-Up Servicer in any calendar year due to application of such cap shall be paid in subsequent calendar years, subject to the same annual cap. Section 11.05. Representations and Warranties. The Back-Up Servicer hereby makes the representations and warranties set forth in Schedule IIC hereto and by this reference incorporated herein, to the Depositor and the Trustee, as of the date of this Amendment. Section 11.06. Confidentiality. The Back-Up Servicer agrees that all material, nonpublic information supplied to it by or on behalf of the Servicer relating to the Fairbanks Mortgage Loans or details of the Servicer's operations or the Servicer's proprietary systems (collectively, "Confidential Information") shall be treated confidentially except as otherwise provided by the terms of this Pooling and Servicing Agreement or as required by law; it being understood that the provision of any such information by the Back-Up Servicer to any party shall not cause such information to be considered public for purposes of this Section 11.06. The Back-Up Servicer shall indemnify the Servicer against any loss, liability, claims, charges, damages, fines, penalties, judgments, actions, suits, costs and such other expenses incurred by the Servicer directly as a result of a breach by the Back-Up Servicer of its obligations under this Section 11.06. Section 7. Amendments to Exhibit P.
  Exhibit P is hereby amended and restated as follows: EXHIBIT P BACK-UP SERVICER DATA Data must be submitted to ____________ in an Excel spreadsheet format with fixed field names and data type. The Excel spreadsheet should be used as a template consistently every month when submitting data.
Name Type Max Character Size Servicer Loan # Number 10 Investor Loan # Number 10
Servicer Investor #(deal identifier by
Borrower Name Text 20
Property Address Text 30
Property State Text 2
Property Zip Text 5
Lien Position Varchar 6
Due Date Date/Time 8
Loan Type Text 8
BK Filed Date Date/Time 8
BK Chapter Text 6
BK Case Number Text 30 Maximum	loan) Text 3
Post Petition Due Date/Time	8
Motion for Relief Date/Time Lift of Stay Date/Time 8	8
BK Discharge/Dismissal Date Date/Time 8
Loss Mit Approval Date Date/Time Loss Mit Type Text 5 FC Approval Date/ File Referred	8
to Attorney/1st Legal Date Date/Time 8
Scheduled Sale Date Date/Time	8
Actual Sale Date Date/Time F/C Sale Amount Currency 8 F/C Sales Results Varchar 6	8
Eviction Start Date Date/Time	8
Eviction Completed Date Date/Time List Price Currency 8 List Date Date/Time 8	8
Accepted Offer Price Currency	8
Accepted Offer Date Date/Time	8
Estimated REO Closing Date Date/Time 8
Actual REO Sale Date Date/Time Occupant Code Text 10 Property Condition Code Text 2	8
Property Inspection Date Date/Time 8
Property Value Date Date/Time	8
Current Property Value Currency	8
Repaired Property Value Currency	8
FNMA Delinquent Status Code Text	2
FNMA Delinquent Reason Code Text	3
MI Claim Filed Date Date/Time	8
MI Claim Filed Amount Currency	8
MI Claim Paid Date Date/Time	8
MI Claim Paid Amount Currency	8
Pool Claim Filed Date Date/Time	8
Pool Claim Filed Amount Currency	8
Pool Claim Paid Date Date/Time	8
Pool Claim Paid Amount Currency	8

The Loss Mit Type field should show the approved Loss Mitigation arrangement. The following are acceptable:

  ASUM- Approved Assumption
  BAP- Borrower Assistance Program
  CO- Charge Off
  DIL- Deed-in-Lieu
  FFA- Formal Forbearance Agreement
  MOD- Loan Modification
  PRE- Pre-Sale
  SS- Short Sale
  MISC- Anything else approved by the PMI or Pool Insurer

Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property. The acceptable codes are:

  Mortgagor
  Tenant
  Unknown
  Vacant

The Property Condition field should show the last reported condition of the property. The acceptable codes are:

  Damaged
  Excellent
  Fair
  Gone
  Good
  Poor
  Special Hazard
  Unknown

The FNMA Delinquent Reason Code field should show the Reason for Delinquency. The following FNMA Delinquency Reason Codes to be used are below.

Delinquency Code
Delinquency Description
001
FNMA-Death of principal mortgagor
002
FNMA-Illness of principal mortgagor
003
FNMA-Illness of mortgagor's family member 004
FNMA-Death of mortgagor's family member
005
FNMA-Marital difficulties
006
FNMA-Curtailment of income
007
FNMA-Excessive Obligation
008
FNMA-Abandonment of property
009
FNMA-Distant employee transfer
011
FNMA-Property problem
012
FNMA-Inability to sell property
013
FNMA-Inability to rent property
014
FNMA-Military Service
015
FNMA-Other
016
FNMA-Unemployment
017
FNMA-Business failure
019
FNMA-Casualty loss
022
FNMA-Energy environment costs
023
FNMA-Servicing problems
026
FNMA-Payment adjustment
027
FNMA-Payment dispute
029
FNMA-Transfer of ownership pending
030
FNMA-Fraud
031
FNMA-Unable to contact borrower
INC
FNMA-Incarceration

The FNMA Delinquent Status Code field should show the Status of Default. The following FNMA Delinquency Status Codes to be used are below.

Status Code
Status Description
09
Forbearance
17
Pre-foreclosure Sale Closing Plan Accepted 24
Government Seizure
26
Refinance
27
Assumption
28
Modification
29
Charge-Off
30
Third Party Sale
31
Probate
32
Military Indulgence
43
Foreclosure Started
44
Deed-in-Lieu Started
49
Assignment Completed
61
Second Lien Considerations
62
Veteran's Affairs-No Bid
63
Veteran's Affairs-Refund
64
Veteran's Affairs-Buydown
65
Chapter 7 Bankruptcy
66
Chapter 11 Bankruptcy
67
Chapter 13 Bankruptcy

Section 8. Addition of Exhibit X.

  The following Exhibit X is added to the Pooling and Servicing Agreement: EXHIBIT X

SERVICER'S REPORT TO BACK-UP SERVICER

Date:____________
Base Liquidation Report

Type of Liquidation:

Investor Loan Number:

Loan Number:

Liq Report Log No:

Lien Position:

Report Date:

REMIC #

Ending Interest Rate:

Original Amount of Loan:

Fixed or Adjustable:

UPB Accrued Int to frcl sale:

Advanced Delinquent Interest:

Date Borrower Paid To:

Borrower's Name:

Property Address:

MSP Bank/Category:

Note Date:

Date of REO:

Disposition Date:

Amount
Date of Valuation
Type of Valuation

Market Value AS IS:

Repaired:

Supplemental Value AS IS:

Repaired:

REO BPO VALUE:

List Price:

Sales Price:

Proceeds

Expenses

List Price:

Servicing Advances:

Sales Price:

Payee 70R01 Acquisition:

Broker's Commission:

Payee 75R60 REO:

Bonus Commission:

Payee 75R49 Foreclosure:

Lien Purchase/Paid Off:

Payee 75R36 Escrow:

Seller Closing Costs:

Payee 75R52 Bankruptcy:

Repair Costs:

Discrepancy Amount:

Seller Concessions:

Servicing Advance Total:

Other Closing Costs:

Advances Applied After Liquidation:

Net Proceeds:

Prior Additional Advances:

Escrow Balance:

Escrow Advance:

Suspense Balance:

Interest On Advances:

Restricted Escrow:

Other Advances:

Rental Income Received:

Servicing Advance Holdbacks:

Insurance Settlement Received:

Property Inspection:

Other:

BPO:

Total Liquidation Proceeds:

Forced Place Insurance:

Total Liquidation Expenses:

Utilities:

Net Liquidation Proceeds:

REO Repair Costs:

Loan Principal Balance:

Foreclosure Fees:

Realized Gain/Loss Amount:

Bankruptcy:

Additional Proceeds Applied:

Eviction Costs:

Prior Additional Proceeds:

Transfer Tax:

Loss Severity:

Reconveyance Fees:

Notes: mam

Other Holdbacks:

Demand Fee:

Total Holdbacks:

Other Fees (Including Fee Code B):

UPB Accrued Interest to COE:

Advanced Delinquent Interest:

Stopped Delinquent Interest:

Deferred Interest:

Additional Interest:

Total Liquidation Expenses:

Mgr. Approval _________________________________
Corp. Approval ____________________________________

Section 9. Addition of Schedule IIC.

  The following Schedule IIC is added to the Pooling and Servicing Agreement: SCHEDULE IIC Representations and Warranties of the Back-Up Servicer.
  Wells Fargo Bank Minnesota, National Association (the "Back-Up Servicer") is a national banking association duly organized and validly existing under the laws of the United States;
  the Back-Up Servicer has full power to own its properties, to carry on its business as presently conducted and to enter into and perform its obligations under this Pooling and Servicing Agreement;
  the execution and delivery by the Back-Up Servicer of this Pooling and Servicing Agreement have been duly authorized by all necessary action; and neither the execution and delivery of this Pooling and Servicing Agreement, nor the consummation of the transactions herein contemplated hereby, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a material default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Back-Up Servicer or its properties or the charter or bylaws of the Back-Up Servicer, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Back-Up Servicer's ability to enter into this Pooling and Servicing Agreement and to consummate the transactions contemplated hereby;
  this Pooling and Servicing Agreement has been duly executed and delivered by the Back-Up Servicer and, assuming due authorization, execution and delivery by the Trustee, the Seller, the Servicer, the Credit Risk Manager and the Depositor, constitutes a valid and binding obligation of the Back-Up Servicer enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally); and
  there are no actions, litigation, suits or proceedings pending or, to the knowledge of the Back-Up Servicer, threatened against the Back-Up Servicer before or by any court, administrative agency, arbitrator or governmental body (a) with respect to any of the transactions contemplated by this Pooling and Servicing Agreement or (b) with respect to any other matter which in the judgment of the Back-Up Servicer if determined adversely to the Back-Up Servicer would reasonably be expected to materially and adversely affect the Back-Up Servicer's ability to perform its obligations under this Pooling and Servicing Agreement; and the Back-Up Servicer is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Pooling and Servicing Agreement. Section 10. Effect of Amendment. Upon execution of this Amendment, the Pooling and Servicing Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Seller, Servicer, the Back-Up Servicer, Depositor and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. Section 11. Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Seller, Servicer, Back-Up Servicer, Credit Risk Manager, Depositor and Trustee. Section 12. Governing Law. This Amendment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws. Section 13. Severability of Provisions. If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment. Section 14. Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof. Section 15. Counterparts. This Amendment may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument. [signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Trustee, the Seller, the Servicer, the Credit Risk Manager and the Back-Up Servicer have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written. CREDIT SUISSE FIRST BOSTON MORTGAGE SECURITIES CORP., as Depositor
By:
Name:
Title:
DLJ MORTGAGE CAPITAL, INC.,
as a Seller
By:
Name:
Title:
FAIRBANKS CAPITAL CORP.,
as Servicer
By: ________________________________
Name:
Title
THE MURRAYHILL COMPANY,
as Credit Risk Manager
By:
Name:
Title:
[signature page continues on following page]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee
By:
Name:
Title:
Acknowledged and Agreed to:
WELLS FARGO BANK MINNESOTA,
NATIONAL ASSOCIATION,
as Back-Up Servicer
By: ________________________________
Name:
Title:

Exhibit A

[Rating Confirmations from Rating Agencies]

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